Exhibit 10.63

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is hereby made and entered into between TheMaven, Inc., a Delaware corporation (“TheMaven” or “Employer”), and JAMES C. HECKMAN, JR. (“Employee”) to be effective as set forth in Section 9 below. Employer and Employee may be referred to herein as a “Party” and, together, the “Parties.”

WHEREAS, Employee was employed by Employer pursuant to an Employment Agreement dated November 4, 2016 with Employer (the “Employment Agreement,” a copy of which is attached to this Agreement) (capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Employment Agreement);

WHEREAS, Employee holds the positions of Chief Executive Officer of TheMaven and a member of the TheMaven Board;

WHEREAS, the Parties have mutually agreed that the date of the Employee’s termination of Employee’s employment will be August 26, 2020 (the “Separation Date”);

WHEREAS, the Parties wish to enter into this Agreement and the Release attached hereto as Exhibit A (the “Release”) to set forth the terms and conditions of the Parties’ obligations following the Separation Date;

WHEREAS, Employee’s signing this Agreement and signing and not revoking the Release, and complying with the terms of this Agreement and the Release is a condition to receipt of certain severance payments and benefits under this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and mutual benefits contained herein, Employee and Employer agree as follows:

1. Separation Date.

a. Employee’s last day of employment with Employer will be the Separation Date. Employee will be paid, at his regular rate of pay, through the Separation Date.

b. As of the Separation Date, except as set forth herein or otherwise in accordance with the terms of the Consulting Agreement, Employee is not to hold himself out as an officer, employee, agent, or authorized representative, negotiate or enter into any agreements on behalf of, Employer or any of its Affiliates (as defined below), or otherwise attempt to bind Employer or any of its Affiliates, unless, in each case, consented to in writing to do so by the Chief Executive Officer of Employer.

c. Employee agrees that immediately upon the Separation Date and without any further action or notice on his part, Employee will be considered to have resigned from: (i) any and all positions as an officer or similar of Employer and any of its subsidiaries or Affiliates; and (ii) Employee’s position as a director of TheMaven and each of its Affiliates.

d. For purposes hereof, the term “Affiliate” shall mean any corporation, association, partnership, limited liability company, or other legal entity or organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such legal entity, whether through ownership of voting securities, by contract, or otherwise.

2. One-Year Advisor Arrangement.

a. Conditioned upon Employee’s signing this Agreement and signing and not revoking the Release, and complying with the terms of this Agreement and the Release, Employee shall be given the opportunity to provide consulting services to Employer as an independent contractor for a period of twelve (12) months beginning on the Separation Date (the “One-Year Advisor Arrangement”) pursuant to a separate, written Consulting Agreement (the “Consulting Agreement”).

b. For all Services rendered by Employee pursuant to the One-Year Advisor Arrangement, Employee shall receive a consulting fee of $29,166.66 per month (the “Fee”), in accordance with the terms of the Consulting Agreement. The Fee shall be paid to Employee by TheMaven on a monthly basis and shall be subject to increase as described in the Consulting Agreement. TheMaven may terminate the One-Year Advisor Arrangement without Cause (as that term is defined in the Consulting Agreement) upon at least thirty (30) days prior written notice to Employee, provided that in such instance TheMaven shall pay Employee a lump sum payment equal to the unpaid Fees for each month remaining in the term of the One-Year Advisor Arrangement, provided, however, that Employee must sign a separate release of claims in a form acceptable to Employer in order to be paid such lump sum payment in accordance with the terms of the Consulting Agreement.

3. Other Severance Benefits. Conditioned upon Employee’s signing this Agreement and signing and not revoking the Release, and complying with the terms of this Agreement and the Release:

a. If, as of August 1, 2020, Employee is a participant in Employer’s group health insurance plan, then, for the next 12 months, Employer will pay an amount equal to 100% of the premium cost of COBRA group health insurance coverage, comprised of Employee’s health, dental and vision benefits. This amount will be less all withholdings and other deductions required by law (and reported to taxing authorities on a Form W-2). If Employee becomes eligible for group health insurance coverage in connection with new employment during this period, regardless of how the new coverage compares with the coverage under Employer’s group health plans, Employer’s obligation to make a payment equal to Employee’s COBRA premiums under this Paragraph shall immediately terminate (and Employee shall promptly notify Employer of such eligibility).

b. Employee acknowledges and agrees that Consulting Agreement and the benefits set forth under this Section 3 shall constitute all of the severance benefits that Employee shall be entitled to under the Employment Agreement or otherwise, and Employee will not be eligible for, nor shall Employee have a right to receive, any other severance benefits or other benefits of any kind.

4. Post-Separation Obligations.

a. Employee further reaffirms and agrees to comply with any and all covenants and agreements regarding non-competition, non-solicitation, confidential information, intellectual property and assignment of inventions, return of company property to which Employee’s employment was subject, including without limitation the provisions in Section 1.4 of the Employment Agreement, including all subsections thereof. Employee agrees and acknowledges that for purposes of Section 1.4 in the Employment Agreement the restrictive covenants shall last until the date that is twenty-four (24) months from the Separation Date.

b. Employee agrees that for a period of five (5) years after the Separation Date, Employee shall not: (i) disparage Employer, any of Employer’s affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer’s affiliates) or any of Employer’s investors, channel partners, partners or licensors, including, for the avoidance of doubt, Authentic Brands Group and Meredith Corporation; (ii) impugn in any manner the name or reputation of Employer, any of Employer’s affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer’s affiliates) or any of Employer’s investors, channel partners, partners or licensors, including, for the avoidance of doubt, Authentic Brands Group and Meredith Corporation; or (iii) speak or write anything disparaging or critical of the circumstances of the termination of Employee’s employment with Employer.

c. Employer agrees that for a period of five (5) years after the Separation Date, Employer shall not permit its senior executives to: (i) disparage Employee; (ii) impugn in any manner the name or reputation of Employee; or (iii) speak or write anything disparaging or critical of the circumstances of the termination of Employee’s employment with Employer.

d. Employee shall not disclose the terms of this Agreement, the Release or their existence to anyone except federal, state, or local taxing authorities, Employee’s spouse, legal counsel and financial advisors, provided Employee instructs such persons that the information Employee has disclosed to them is confidential.

e. Nothing in this Agreement shall prevent either party from making disclosures that are otherwise prohibited by this Agreement in response to any lawful court order or subpoena, or in connection with an investigation by a governmental or law enforcement agency, or to respond to public allegations of misconduct or disparagement by a third party.

f. To the extent consistent with law, this Agreement and the Release may be used as evidence only in a subsequent proceeding in which a Party alleges a breach of this Agreement or the Release, or in which Employer is relying upon this Agreement or the Release in support of an affirmative defense. This Agreement and the Release shall not be filed with a court or used for any other purpose, and in such event the party filing or transmitting it shall take all steps necessary to maintain its confidentiality, including by filing it under seal.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Washington.

6. Employee Acknowledgement. Employee acknowledges that he has read this Agreement, that he has been advised (by this Agreement) to consult with an attorney before he signs this Agreement, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

7. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or Sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.

8. Contingent Severance Benefits. Employer’s continuing obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for in this Agreement and the Release. In the event that Employee breaches any of his obligations under this Agreement or the Release, Employee agrees that Employer may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other available legal remedies.

9. Effective Date. Conditioned on all Parties executing it, this Agreement shall be considered effective as of the Effective Date, as defined in paragraph 10(b) of the Release.

10. Entire Agreement. Prior to the Separation Date, the Employment Agreement shall remain in full force and effect, except where the Employment Agreement and this Agreement conflict, in which case this Agreement shall control. As of the Separation Date, this Agreement, including the Release attached hereto and the other documents referenced herein, and the surviving provisions of the Employment Agreement shall constitute the entire agreement between the Parties with respect to Employee’s former employment with Employer and the Parties’ relationship and obligations to each other.

11. Assignment; Third Party Beneficiaries. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the dates set forth below.

EMPLOYER:

THEMAVEN, INC.

By:	/s/ Rob Scott
Name:	Rob Scott
Title:	General Counsel
Date:	8/26/2020

EMPLOYEE:

/s/ JAMES C. HECKMAN, JR.
JAMES C. HECKMAN, JR.

Date: 8/26/2020

[Signature Page to Separation Agreement]

EXHIBIT A

RELEASE

This Release (the “Release”) is hereby made and entered into between TheMaven, Inc. (“Employer”) and James C. Heckman, Jr. (“Employee”) to be effective as set forth in Section 10(b) below. Employee’s execution of this Release is a condition to his engagement in the Consulting Agreement and other benefits pursuant to Section 2 and Section 3 of the Separation Agreement between Employer and Employee effective as of August 26, 2020 (the “Agreement”), to which this Release is attached as Exhibit A. Any terms not defined herein shall have the meaning set forth in the Agreement.

1. Employee Release.

a. Employee, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, in exchange for the consideration to be provided pursuant to Sections 2-3 of the Agreement hereby gives up, releases, and discharges Employer, TheMaven, Inc. and each of their subsidiaries, Affiliates, successors and assigns, and their current and former directors, managers, officers, employees, shareholders and agents in such capacities (each a “Released Party” and, collectively with Employer and TheMaven, Inc., the “Released Parties”) from any and all rights and claims that Employee may have against the Released Parties as of the date Employee signs this Release arising from or in connection with Employee’s employment or termination of employment with Employer, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Employee presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Employee may have under, or arising out of, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; and any other federal, state, or local constitution, statute, ordinance, executive order, or common law.

b. Employee specifically releases the Released Parties from all claims Employee might have under the ADEA and acknowledges that all conditions established by the Older Workers Benefit Protection Act for a voluntary release of claims have been met.

c. Notwithstanding anything in Paragraph 1(a) above to the contrary, this Release shall not apply to: (i) any actions to enforce rights to receive any payments or benefits which may be due to Employee pursuant to the Agreement or under any of Employer’s employee benefit plans; (ii) any rights or claims that may arise as a result of events occurring after the date this Release is signed by Employee; (iii) any indemnification rights Employee may have as a current or former officer or director of Employer or its Affiliates; (iv) any claims for benefits under any directors’ or officers’ liability policy maintained by Employer or its Affiliates in accordance with the terms of such policy; (v) any claims that cannot be waived as a matter of law; (vi) any claims Employee may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits; and (viii) any benefits that vested on or prior to the Separation Date pursuant to a written benefit plan sponsored by Employer and governed by the federal law known as “ERISA.”

d. This Release shall be effective as a bar to each and every claim Employee might otherwise have asserted against any Released Party on or before the date of this Release. In the event Employee hereafter discovers facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release, Employee expressly waives any right to assert after the execution of this Agreement that any such claim has, through ignorance or oversight, been omitted from the scope of this Release.

e. Nothing in this Release prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws (except that Employee acknowledges that he may not recover any monetary benefits or personal relief in connection therewith). Additionally, nothing in this Release prevents Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

2. Employer Limited Release. In exchange for Employee’s promises and obligations as set forth in this Agreement, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Employer irrevocably and unconditionally, fully and forever waives, releases and discharges Employee from any and all from any and all rights and claims that Employer may have against the Employee as of the date Employer signed this Release, including, without limitation, any claims under any federal, state, local, or foreign law, that the Employer may have relating related to Employee’s employment with the Employer and arising out of factors or circumstances actually known to senior executives of Employer other than Employee; provided, however, that this limited release shall not apply to any intentional misconduct, fraud, criminal actions, theft, conversion or other acts of bad faith that occurred on or before the date Employer signs this Release. Nothing contained herein shall prohibit Employer from bringing a claim to enforce the terms of this Release.

3. Employee Representations and Covenant Not to Sue. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, termination of employment, or any other matter arising on or prior to the date Employee signed this Release, and covenants and agrees that he will never individually or with any person or entity file, or commence the filing of, any charge, lawsuit, complaint, or proceeding with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Paragraph 1(a) hereof (a “Proceeding”). If, notwithstanding the express terms of this Release to the contrary, Employee commences, continues, joins in, or in any other manner attempts to assert any claim released herein against any Released Party, then, to the fullest extent permitted by law, Employee shall reimburse the Released Parties for all reasonable attorneys’ fees incurred by the Released Parties in defending against such a claim; provided that the right to attorneys’ fees is without prejudice to the Released Parties’ other rights hereunder.

4. Employee Acknowledgements. Employee further acknowledges that he (a) has received payment in full for all services rendered in conjunction with Employee’s employment by Employer and that no other compensation is owed to Employee except as provided in the Agreement; (b) Employee has not been denied any request for leave to which he believes he was legally entitled, and Employee was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

5. Return of Employer Property. Employee agrees that that he will return any unreturned Employer Property promptly upon Employer’s request.

6. Separation Agreement. This Release incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement. Employee acknowledges that this Release is not intended to otherwise change, alter or amend any of the terms and conditions of the Agreement, which Agreement remains in full force and effect.

7. No Admission of Liability. Neither the existence of this Release nor any of its terms or conditions shall be construed by either Party, at any time, as an admission of liability or wrongdoing by any Released Party.

8. Severability. If any provision of this Agreement, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this Agreement shall remain fully enforceable; except that, if the provisions in Paragraph 1 concerning releases are held to be invalid, illegal, or unenforceable, then Employee will be required to enter into a new Release with an enforceable release, unless otherwise agreed to in writing by all parties.

9. Consideration. Employee acknowledges that the execution of this Release is in further consideration of the payments due to Employee under the Agreement, which includes benefits to which Employee acknowledges he would not be entitled if he did not sign this Release.

10. Knowing and Voluntary Agreement.

a. Employee acknowledges that Employee: (i) has carefully read this Agreement in its entirety; (ii) has the opportunity to consider the terms of this Agreement and Addendum for at least 21 days; (iii) is hereby advised by Employer in writing to consult with an attorney of Employee’s choice in connection with this Agreement; (iv) fully understands the significance of all the terms and conditions of this Agreement; and (v) is signing this Agreement voluntarily and of Employee’s own free will and agree to abide by all the terms and conditions contained herein.

b. After signing this Release, Employee shall have seven (7) days (“Revocation Period”) to revoke the release of claims under the Age Discrimination in Employment Act by indicating Employee’s desire to do so in writing to Robert Scott, by no later than the last day of the Revocation Period. Employee’s right to receive the consideration to be provided pursuant to Sections 2-3 of the Agreement shall not become effective until the day following the last day of the Revocation Period, only if Employee has not sent a Revocation Notice prior to the end of the Revocation Period (“Effective Date”). In the event that Employee revokes this Release during the Revocation Period, this Release and the Agreement shall automatically be null and void.

11. Miscellaneous.

a. This Release may not be amended, modified or discharged except by a writing duly executed by all parties. This Release may not be amended, modified or discharged by e-mail.

b. This Release shall be governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Washington.

c. The waiver by either Party of the breach of any provision of this Release by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

d. This Release may be executed in several counterparts, each of which shall be deemed an original.

e. The Parties shall bear their own respective costs and fees, including attorneys’ fees, in connection with the negotiation and execution of this Release.

f. The terms and conditions of this Release shall be binding and shall inure to the benefit of the Parties’ respective heirs, executors, administrators, representatives, successors and assigns.

[Signatures on following page]

EMPLOYER:

THEMAVEN, INC.

By:	/s/ Rob Scott
Name:	Rob Scott
Title:	General Counsel
Date:	August 26, 2020

EMPLOYEE:

/s/ JAMES C. HECKMAN, JR.
JAMES C. HECKMAN, JR.

Date:August 26, 2020